FuelCell Energy

FOR IMMEDIATE RELEASE

FuelCell Energy Reports First Quarter 2007 Results and Recent Accomplishments

- Established 10-year manufacturing and distribution agreement with POSCO Power to expand in Asia
- POSCO Power invests $29 million for FuelCell Energy common stock
- Received orders of 2.4 MW from POSCO Power, 1.5 MW from CFC Solutions and 1 MW from the City of Riverside, California
- Backlog up 50 percent from prior year quarter

DANBURY, Conn. – March 7, 2007-- FuelCell Energy, Inc. (NasdaqNM:FCEL), a leading manufacturer of efficient, ultra-clean power plants using renewable and domestic fuels for commercial and industrial customers, today announced results for its 2007 first fiscal quarter ended January 31, 2007.

Financial Results
Total revenues for the first quarter of fiscal 2007 were $6.8 million compared to the $5.9 million reported in the first fiscal quarter of 2006. Product sales and revenues were $4.9 million compared to $3.0 million, and research and development contract revenue was $1.9 million compared to $2.9 million in the prior year quarter.

The Company's product backlog, including long-term service agreements, as of January 31, 2007 totaled $36.7 million, compared to $24.5 million reported at January 31, 2006. Backlog increased year over year primarily due to orders for megawatt-class products and service contracts. Research and development contract backlog totaled $29.1 million, compared to $12.9 million as of the prior year quarter, primarily reflecting the awards of contracts from the Department of Energy for large scale stationary solid oxide fuel cell development and the Department of Defense to develop an Electrochemical Hydrogen Separation system.

R. Daniel Brdar, FuelCell Energy's Chairman and CEO said, "Over the last several months we have made significant measurable progress toward our goal of increasing our penetration in repeatable and multi-megawatt markets. We closed the strategic alliance with POSCO Power, a leader in independent power generation, which not only significantly improves our strategic position in Asia through a 10-year manufacturing and distribution agreement in South Korea with an experienced producer and developer of power plants, but also brings FuelCell Energy a key strategic investor through an investment of $29 million. As important, we continue to achieve our cost-out objectives and prepare the Company to execute a higher volume of orders."

The net loss to common shareholders for the first quarter was $20.0 million or $0.38 per basic and diluted share, compared to a net loss to common shareholders of $16.7 million or $0.34 per basic and diluted share in the same quarter last year. The higher loss is due to an increase in inventory related to DFC1500MA and DFC3000MA products and long lead components

which are adjusted on receipt to net realizable value and an increase in research and development focused on cost reduction related to our multi-megawatt (MW) product.

The ratio of costs to product sales and revenue was 2.73-to-1 in the first quarter of fiscal 2007 compared to 3.12-to-1 in the quarter ended January 31, 2006. The cost ratio was favorably impacted in the quarter by the sale of a power plant that had been operating under a Power Purchase Agreement (PPA) to the Sierra Nevada Brewing Company, which was partially offset by the increase in inventory. The Company is building inventory in anticipation of MW and multi-MW sales.

Net cash and investments used during the quarter was $22.3 million. Increased cash use over the prior quarter was primarily driven by a net increase of inventory totaling approximately $6.8 million. The Company increased its inventory of MW power plants and other long lead components to prepare for expected growth in multi-MW markets. Capital spending was approximately $1.6 million and the Company received cash of $1.8 million on the sale of the Sierra Nevada power plant. Depreciation expense for the quarter ended January 31, 2007 was approximately $2.4 million. Subsequent to January 31, 2007, POSCO Power invested $29.0 million in cash and the Company issued 3.8 million unregistered common shares.

CEO Commentary and Highlights

"We are very excited about the POSCO Power transaction which we consider a strong vote of confidence in our products and the markets we are addressing," Brdar said. "POSCO Power is making a significant direct investment in FuelCell Energy and a commitment to build production facilities to manufacture power plants that incorporate our Direct FuelCells."

"This gives us a strategic partner with the financial strength, technical expertise and access to global sourcing to take us to the next level in Asia," Brdar continued. "We believe that the attractive subsidies for fuel cells in South Korea combined with POSCO Power's market presence, and its proven project execution and cost reduction capabilities will increase our market penetration in Asia."

Multi-MW and Repeatable Market Penetration

Asia

In February, FuelCell Energy announced that it had signed a 10-year manufacturing and distribution agreement with POSCO Power, Korea's largest independent power producer and a subsidiary of POSCO, one of the world's largest steelmakers. For a period of one to two years, FuelCell Energy will sell complete Direct FuelCell® (DFC®) power plants to POSCO Power. It is then anticipated that POSCO Power will manufacture its own balance of plants in South Korea using its own design, procurement and manufacturing while still procuring the fuel cell module from the Company. FuelCell Energy will receive a 4.1 percent royalty on POSCO Power's balance of plant sales.

In March, POSCO Power ordered two DFC1500 units totaling 2.4 MW for a grid-support application in South Korea. This installation will be the largest fuel cell power plant in the world and will export enough electricity to the grid to support 2,000 households. Korea's

Ministry of Commerce, Industry and Energy's (MOCIE) new renewable energy subsidy program, with initial subsidies ranging from $0.23 to $0.28/kilowatt hour (kWh), was put in place to encourage utilities to buy highly efficient and ultra-clean, low-emission, fuel cell-produced electricity, thus helping the country to meet its carbon dioxide (CO_2) reduction and clean air goals. Because the MOCIE subsidy requires that power first be exported to the utility grid, the incentive is expected to favor the installation of multi-MW power stations.

"As POSCO leverages its global sourcing and production capabilities, both companies will reap the benefits of additional cost savings," Brdar said.

Cost Out Program
The Company added that 2007 cost-out initiatives, including value-engineering and global sourcing, are expected to reduce the design cost of its DFC300MA and DFC1500MA by 20 percent to $3,840/kW and $3,440/kW, respectively. Higher volume and additional technology improvements are expected to provide additional cost reductions.

"We are pleased to report that our cost-out program is on schedule," Brdar commented. "In 2006, in preparation to execute our multi-MW strategy, we reduced the cost of our DFC3000 to $3,250/kW. With the first of these power plants now being produced in 2007, volume production of our DFC3000 is expected to generate positive gross margin with a sales price under $3,000/kW."

Connecticut
In late December 2006, FuelCell Energy and its developer/partners submitted 98.6 MW of bids using DFC power plants for Connecticut's Project 100. These multi-MW, grid support applications range in size from 2.4 MW up to 28 MW. Project selections are scheduled to be announced at the end of March.

California
In California, high electricity costs and environmental regulations create a growing repeatable market with compelling value propositions for customers. California passed the Global Warming Solutions Act of 2006, known as AB 32, in December 2006. AB 32 strictly limits CO_2 and other greenhouse gas emissions.

Since the Company's fuel cells produce power without combustion, they significantly reduce pollutants of all kinds and meet all California emissions standards. In addition, higher fuel efficiency results in CO_2 reduction and also means that less fuel is needed per kWh of electricity generated.

California continues to be an important market for the Company. Cumulatively through January 31, 2006, the Company has sold more than 11 MW of fuel cells in California and the order pipeline remains strong for its DFC fuel cells. Subsequent to the end of the quarter, the Company received a 1 MW order from the city of Riverside, California for a wastewater treatment facility. The DFC1500MA power plant will use renewable anaerobic digester gas as fuel to help power the treatment of 30 million gallons of wastewater daily.

Europe
With 1.5 MW of orders from CFC Solutions (formerly known as MTU CFC Solutions) during the quarter, continued high energy prices in Europe and the European Union's greenhouse gas reduction initiatives, the European market continues to expand. Under the Kyoto Protocol, the European Union is obligated to reduce its greenhouse gas emissions by 8 percent from 1990 levels by 2012.

Government Research & Development
Government research and development contract backlog remains strong. FuelCell Energy is currently focused on four important programs:

- Development of MW and multi-MW DFC/T® systems with up to 70 percent electrical efficiency that combines a DFC power plant with an unfired gas turbine;
- Development of multi-MW coal-based solid oxide fuel cell power plants to be used as high efficiency central generation power plant facilities. This is the first stage of a 10-year, three-phased program created by the Department of Energy's Office of Fossil Energy Solid State Energy Conversion Alliance (SECA);
- Development of an electrochemical hydrogen separation (EHS) system, in conjunction with the U.S. Department of Defense, that can be combined with a DFC fuel cell to cost effectively produce electricity, thermal energy and hydrogen, which can be used as a fuel for hydrogen vehicles and industrial uses; and
- Development and demonstration of a ship service fuel cell operating on diesel fuel under a contract with the Office of Naval Research.

Other News
FuelCell Energy signed a marketing and distribution agreement with The Linde Group in January 2007 to sell DFC power plants using biogas.

Additionally during the first quarter of 2007, FuelCell Energy sold a 1 MW power plant that had been operating under a Power Purchase Agreement (PPA) to the Sierra Nevada Brewing Company and entered into a 5-year long-term service agreement.

2007 Milestones
The Company's 2007 milestones are:

- Increase MW and multi-MW orders;
- Implement 5-year stack life;
- Increase power output by an additional 15 percent;
- Reduce DFC300MA and DFC1500MA costs 20 percent at current volume; and
- Manage cash consistent with business requirements.

About FuelCell Energy, Inc.

FuelCell Energy develops and markets ultra-clean power plants that generate electricity with up to twice the efficiency of conventional fossil fuel plants with virtually no air pollution and reduced greenhouse gas emissions using a variety of fuels including renewable biogas and domestically-available fuels like natural gas. The company's fuel cell products, ranging in size from 300 kW to 2.4 MW, are scalable for distributed generation applications 10 MW and larger while producing base load electricity giving commercial, industrial and utility customers improved power generation economics and reliability with lower emissions. Headquartered in Danbury, Conn., FuelCell Energy has over 60 power plant installations worldwide that have generated more than 150 million kilowatt hours. For more information on the company please go to www.fuelcellenergy.com.

This news release contains forward-looking statements, including statements regarding the Company's plans and expectations regarding the development and commercialization of its fuel cell technology. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, the risk that commercial field trials of the Company's products will not occur when anticipated, general risks associated with product development, manufacturing, changes in the utility regulatory environment, potential volatility of energy prices, rapid technological change, and competition, as well as other risks set forth in the Company's filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which any such statement is based.

Investors	Lisa Lettieri FuelCell Energy, Inc.	203-830-7494 llettieri@fce.com

- TABLES FOLLOW -

FUELCELL ENERGY, INC.
Consolidated Balance Sheets
(Unaudited)
(Dollars in thousands, except share and per share amounts)

	January 31, 2007	October 31, 2006
ASSETS		
Current assets:		
Cash and cash equivalents	$ 17,789	$ 26,247
Investments: U.S. treasury securities	75,571	81,286
Accounts receivable, net of allowance for doubtful accounts of $115 and $43, respectively	7,957	9,402
Inventories, net	20,904	14,121
Other current assets	4,420	2,653
Total current assets	126,641	133,709
Property, plant and equipment, net	43,371	48,136
Investments: U.S. treasury securities	4,971	13,054
Equity investments	11,266	11,483
Other assets, net	250	270
Total assets	$ 186,499	$ 206,652
LIABILITIES AND SHAREHOLDERS' EQUITY		
Current liabilities:		
Current portion of long-term debt and other liabilities	$ 833	$ 653
Accounts payable	8,182	12,508
Accrued liabilities	9,013	6,418
Deferred license fee income	--	38
Deferred revenue and customer deposits	6,514	8,224
Total current liabilities	24,542	27,841
Long-term deferred revenue	7,562	6,723
Long-term debt and other liabilities	560	678
Total liabilities	32,664	35,242
Redeemable minority interest	11,056	10,665
Redeemable preferred stock ($0.01 par value, liquidation preference of $64,120 at January 31, 2007 and October 31, 2006.)	59,950	59,950
Shareholders' equity:		
Common stock ($.0001 par value); 150,000,000 shares authorized at January 31, 2007 and October 31, 2006; 53,254,901 and 53,130,901 shares issued and outstanding at January 31, 2007 and October 31, 2006, respectively.	5	5
Additional paid-in capital	471,315	470,045
Accumulated deficit	(388,491)	(369,255)
Treasury stock, Common, at cost (15,583 shares in 2007 and 2006)	(158)	(158)
Deferred compensation	158	158
Total shareholders' equity	82,829	100,795
Total liabilities and shareholders' equity	$ 186,499	$ 206,652

FUELCELL ENERGY, INC.
Consolidated Statements of Operations
(Unaudited)
(Dollars in thousands, except share and per share amounts)

	Three Months Ended January 31, 2007	Three Months Ended January 31, 2006
Revenues:		
Product sales and revenues	$ 4,899	$ 3,000
Research and development contracts	1,935	2,944
Total revenues	6,834	5,944
Costs and expenses:		
Cost of product sales and revenues	13,382	9,350
Cost of research and development contracts	1,944	2,923
Administrative and selling expenses	4,417	4,224
Research and development expenses	6,855	5,884
Total costs and expenses	26,598	22,381
Loss from operations	(19,764)	(16,437)
License fee income, net	34	71
Interest expense	(27)	(32)
Loss from equity investments	(217)	(215)
Interest and other income, net	1,129	1,538
Loss before redeemable minority interest	(18,845)	(15,075)
Redeemable minority interest	(391)	--
Loss before provision for income taxes	(19,236)	(15,075)
Provision for income taxes	--	--
Net loss	(19,236)	(15,075)
Preferred stock dividends	(802)	(1,595)
Net loss to common shareholders	$ (20,038)	$ (16,670)
Loss per share basic and diluted:		
Net loss per share to common shareholders	$ (0.38)	$ (0.34)
Basic and diluted weighted average shares outstanding	53,172,189	48,556,123